Exhibit 2.5
SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This Second Amendment to Agreement and Plan of Merger (this “Amendment”) is entered into as of December 27, 2019, by and between Q2 Software, Inc. (“Acquiror”) and Insight Venture Partners, LLC, a Delaware limited liability company, solely in its capacity as the Member Representative.
RECITALS
WHEREAS, capitalized terms used herein but not defined shall have the meanings given to such terms in that certain Agreement and Plan of Merger, dated as of September 30, 2019 (the “Agreement”), by and among Lender Performance Group, LLC, Acquiror, the Member Representative, and certain other parties thereto;
WHEREAS, there was a scrivener’s error in Section 1.3(b) of the Agreement such that the Agreement does not reflect the intent of the Parties;
WHEREAS, Section 1.6(c) provides that following the Second Effective Time, the limited liability company agreement of the Surviving Company shall be amended and restated to be in the form attached thereto as Exhibit N, and the Parties inadvertently included the limited liability company agreement of the Surviving Company for the period prior to the Second Effective Time as Exhibit N to the Agreement;
WHEREAS, the Parties desire to amend the Agreement such that the Agreement accurately reflects the intent of the Parties and includes the correct Exhibit N; and
WHEREAS, Section 10.9 of the Agreement provides that the Agreement may be amended after the Closing with the written consent of Acquiror and the Member Representative.
NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:
1.Amendments to Agreement
.
(a)Section 1.3(b)(iii) of the Agreement is hereby amended and restated in its entirety to read as follows:
(1) each Unit held directly or indirectly immediately prior to the Second Effective Time by Acquiror, the Company or the Company Merger Sub shall be cancelled and no payment shall be made with respect thereto and (2) each Unit held directly or indirectly immediately prior to the Second Effective Time by the Blockers shall remain outstanding and held by the respective Blocker (or any subsidiary thereof) after the consummation of each of the Mergers but no payment shall be made with respect thereto;

(b)Section 1.3(b)(v) of the Agreement is hereby amended and restated in its entirety to read as follows:
all of the membership interests of the Company Merger Sub issued and outstanding immediately prior to the Second Effective Time shall be converted into and become all of the membership interests of the Surviving Company excluding the membership interests held directly or indirectly by the Blockers which are retained by the Blockers (or any subsidiary thereof), which together with all of the Units held directly or indirectly by the Blockers after the consummation of the Mergers results in the Acquiror owning 100% of the membership interests of the Surviving Company, directly or indirectly.
(c)Exhibit N of the Agreement is hereby amended and restated in its entirety to read as set forth on Annex A hereto.

2.Miscellaneous.

(a)The execution and delivery of this Amendment has been duly authorized by all requisite action of each party hereto.

(b)This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(c)Except as set forth in this Amendment, the Agreement remains unmodified and in full force and effect.

(d)This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(e)This Amendment may be signed in any number of counterparts delivered electronically, all of which will be one and the same agreement as if delivered in person. This Amendment shall become effective when each party to this Amendment will have received counterparts signed by the other parties.
[Signatures appear on following page]

IN WITNESS WHEREOF, parties hereto have caused this Amendment to be executed and delivered by each of them or their respective officers thereunto duly authorized all as of the date first written above.
ACQUIROR:

Q2 SOFTWARE, INC

By:     /s/ Matthew P. Flake
Name:     Matthew P. Flake
Title: Chief Executive Officer

IN WITNESS WHEREOF, parties hereto have caused this Amendment to be executed and delivered by each of them or their respective officers thereunto duly authorized all as of the date first written above.
MEMBER REPRESENTATIVE:

INSIGHT VENTURE PARTNERS, LLC

By:     /s/ Blair Flicker
Name: Blair Flicker
Title: Authorized Signatory